PFEIFFER PUBLIC RELATIONS, INC.
           INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS CONSULTANTS




                               LETTER OF AGREEMENT
Hans Nehme                                                       January 7, 2000
President
Vertica Software Inc.

Dear Hans:

This is to confirm our understanding regarding the retention of Pfeiffer Public Relations, Inc. (PPR) as investor relations consultants for Vertica Software Inc. (VERT).

As public relations consultants, PPR will work, subject to your direction and that of other representatives of the leadership and management, on investor relations activities for VERI. For providing services, PPR will be paid a $2,500 per month retainer fee. Additional fees for special projects, such as analyst tours and collateral materials production should VERI commission PPR for such work, will be billed on a case-by-case basis at a mutually agreed upon rate. PPR will be reimbursed for all approved out-of-pocket expenses, including postage, long distance, travel, printing and similar expenses, some of which may be payable in advance. Invoices will be submitted on the first business day of each month and are payable upon receipt.

In providing services, PPR will use and rely upon information, representations, reports and/or data furnished by yourself. PPR will have no responsibility to determine the accuracy of any such information. VERI agrees to exempt PPR from responsibility for, and protect, defend and indemnify PPR against, all losses, claims, damages and/or liabilities which arise out of PPR's reliance upon and use of such information, representations, reports and/or data.

This agreement shall commence January 15, 2000, and will continue in force for a one-year period, after which time it will continue on a monthly basis and may be canceled by either party upon 30 days' written notice.

If this agreement meets with your approval please sign one copy and return to PPR along with payment on the enclosed invoice.



PPR:     By: /s/Jay Pfeiffer
            ------------------------
            Jay Pfeiffer, President

VERI: By:   /s/ Hans Nehme
            ------------------------
            Hans Nehme


            600 SOUTH CHERRY STREET SUITE 515 DENVER, COLORADO 60246
                       PHONE 303-393-7044 FAX 303-393-7122